Exhibit 10.32

Agreement to Protect Corporate Property

In consideration of my employment with The J. Jill Group, Inc. (“J. Jill”), I agree to the following:

1.               Confidential Information. While employed by J. Jill and /or one or more of its subsidiaries (J. Jill and such subsidiaries referred to collectively as the “Company”) and thereafter, I will not, directly or indirectly, use any Confidential Information other than pursuant to my employment by and for the benefit of the Company, or disclose any Confidential Information (i) to anyone outside of the Company other than to the Company’s professional advisors on a need to know basis, (ii) to employees of the Company other than on a need to know basis, or (iii) as required by law or court order. For purposes of this Agreement “Confidential Information” includes but is not limited to all information that relates to the Company’s past, present and future businesses, products, technologies, customers, vendors, distribution methods, databases, computer systems, employees (including information about salaries, benefits and other information personal to employees), hiring and training practices, operations and marketing strategies and all trade secrets, proprietary information, know-how, data, designs, patterns, specifications, processes, financial or business records, business or financial plans, personnel records, marketing materials, customer lists or other customer or prospective customer information and other technical or business information (and any tangible evidence, record or representation thereof), whether conceived, developed or otherwise made by me or any employee of the Company or received by the Company from an outside source, which is in the possession of the Company, which in any way relates to the past, present or future business of the Company, which is maintained in confidence by the Company, or which might be of use to competitors or harmful to the Company or its customers, if disclosed. “Confidential Information” does not include information that the Company has voluntarily disclosed to the public without restriction, which has otherwise lawfully entered the public domain without my participation or fault, or which is otherwise generally known by persons of comparable experience in the women’s retail apparel industry.

2.               Ownership of Corporate Property. All equipment, documents, information and other property that I receive or develop in the course of my employment by the Company, and all Confidential Information (as defined in Section 1) and Intellectual Property (as defined in Section 3), will be and remain the sole property of the Company. The products of all of my efforts in the course of my employment belong exclusively to the Company and I will not retain any rights in any such work product. I agree to return all property and information immediately and without keeping any copies when my employment terminates for any reason. This section does not restrict my use of the general knowledge that I acquire through the course of my employment by the Company so long as such knowledge does not constitute Confidential Information or Intellectual Property.

3.               Assignment of Intellectual Property. I assign, and agree to assign, to the Company all my right, title and interest throughout the world in and to all Intellectual Property and to anything tangible that evidences, incorporates, constitutes, represents or records any Intellectual Property. I agree that all Intellectual Property will constitute works made for hire under copyright laws of the United States. I assign, and agree to assign, to the Company all copyrights, patents and other proprietary rights I may have in any Intellectual Property, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. I waive, and agree to waive, all moral rights or proprietary rights in or to any Intellectual Property and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns. For purposes of this Agreement “Intellectual Property” includes but is not limited to: (i) all Confidential Information and (ii) all other business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (including, for example, catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products, and other works of creative authorship, or parts thereof conceived, developed or otherwise made by me, alone or jointly with others and in any way relating to the Company’s past, present or proposed products, programs or services or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of my employment with the Company, whether or not made during my regular working hours, whether or not made on the Company’s premises, and whether or not disclosed by me to the Company.

4.               Certification of Information and Property. I hereby certify Exhibit A sets forth any and all confidential information and intellectual property that I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement. I understand that after execution of this Agreement I will have no right to exclude confidential information or intellectual property from this Agreement.

5.               Non-Competition. During my employment with the Company and (A) for a period of one year after termination of my employment with the Company if my employment is terminated by me for any reason or by the Company for

Cause (as defined below), or (B) for the Severance Pay Period (as defined below), if any, if my employment is terminated by the Company for any reason other than for Cause, I will not, on my own behalf, or as owner, manager, stockholder (except as a holder of not more than five percent of the stock of a publicly held company), consultant, independent contractor, director, officer, or employee of any specialty retailer or specialty catalog company (regardless of its form of organization and including a division of an organization if the division is operating a specialty retail or catalog business) participate, directly or indirectly, in any capacity, in any business activity that targets the same or similar customer demographics as and is in competition with the Company. (For example, the restrictions set forth in the previous sentence would restrict you from working for (i) a specialty retailer or specialty catalog company that targets the same or similar customer demographics as and is in competition with the Company, (ii) a division of a specialty retailer or specialty catalog company if that division targets the same or similar customer demographics as and is in competition with the Company, even though other divisions of the specialty retailer or specialty catalog company do not target the same or similar customer demographics as and are not in competition with the Company, or (iii) a division of a general retailer, such as a department store, if the division is engaged in a specialty retail or specialty catalog business that targets the same or similar customer demographics as and is in competition with the Company. They would not restrict you from working for (i) a specialty retailer or specialty catalog company that does not target the same or similar customer demographics as and is not in competition with the Company, (ii) a division of a specialty retailer or specialty catalog company if that division does not target the same or similar customer demographics as and is not in competition with the Company, even though other divisions of the specialty retailer or specialty catalog company do target the same or similar customer demographics as and are in competition with the Company, or (iii) a general retailer, such as a department store, as long as you are not working for a division of that general retailer that is engaged in a specialty retail or specialty catalog business that targets the same or similar customer demographics as and is in competition with the Company.) The restrictions in this Section 5 extend to all geographic areas in which the Company conducts business. The restriction set forth in subsection (A) of this Section 5 will not apply to any termination of my employment with the Company that occurs following the second anniversary of my employment start date. For purposes of this Agreement, “Cause” means (i) any act or omission to act by me which has a material and adverse effect on the Company’s business or on my ability to perform services for the Company, or (ii) any material misconduct or material neglect of my duties in connection with the business or affairs of the Company; and the “Severance Pay Period” means any period during or with respect to which I am receiving severance payments from the Company at a rate per month at least equal to my base salary rate per month immediately prior to my termination. If I receive a lump sum severance payment or severance payments that are not specifically tied to my base salary, the Severance Pay Period will be a number of months calculated by dividing the aggregate severance payments to be made to me by my monthly base salary immediately before the termination of my employment, rounded up or down to the nearest whole number. The Company’s rights under this Section 5 may not be assigned by the Company without my consent, except to any direct or indirect subsidiary of any entity affiliated with J. Jill.

6.               Non-Solicitation. During my employment with the Company and for a period of one year after the termination of my employment with the Company for any reason, I will not directly or indirectly (i) solicit, attempt to hire, or hire any present or future employee of the Company (or any person who may have been employed by the Company during the last year of the term of my employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company or (ii) affect to the Company’s detriment any relationship of the Company with any customer, supplier or employee of the Company, or cause any customer or supplier to refrain from entrusting additional business to the Company or any affiliate. For example, with respect to (i) above, I will not inform any such employee of a job opportunity with me or any other company, or suggest that any person or entity contact any such employee to discuss or mention such a job opportunity.

7.               Miscellaneous.

•                  This Agreement contains the entire and only agreement between the Company and me with respect to its subject matter, superseding any previous oral or written communications, representations, understandings, or agreements with the Company concerning such subject matter. The foregoing notwithstanding, this Agreement will neither supersede, nor affect any of my obligations under, the Agreements (if any) listed on Exhibit B. Nothing in this Agreement in any way affects my obligations under The J. Jill Group, Inc. Code of Business Conduct and Ethics. This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by the Company and me.

•                  My obligations under this Agreement will survive the termination of my employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company.

•                  If any provision of this Agreement will be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. Any invalid, illegal or unenforceable provision of this Agreement will be severable, and after any such severance, all other provisions hereof will remain in full force and effect.

•                  In the event the Company has reason to believe this Agreement has or may be breached, I acknowledge and consent that this Agreement may be disclosed to my then current or prospective employer without risk or liability to the Company. I acknowledge and agree that violation of this Agreement by me would cause irreparable harm to the Company not adequately compensable by money damages alone, and I therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company will be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith.

•                  Except with respect to Section 5 above, this Agreement may be assigned by the Company without my consent.

•                  This Agreement becomes effective as of the first date of my employment with the Company.

•                  This Agreement will be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflict of laws. I consent to the personal jurisdiction and venue of Massachusetts state and federal courts.

I have carefully read this Agreement, I understand it and I agree to all of its terms. I acknowledge that I have been given a copy of this Agreement.

Signature:	/s/ John Fiske

Name: John Fiske

Date:	2/8/05

EXHIBIT A

Excluded Confidential Information and Intellectual Property

EXHIBIT B

Excluded Agreements